Exhibit 10.1

TENDER OFFER SUPPORT AGREEMENT

This Agreement (“Agreement”) is made and entered into as of February 12, 2016, by and among Pacholder High Yield Fund, Inc. (the “Fund”), J.P. Morgan Investment Management Inc. (“JPMIM” and, together with the Fund, the “Fund Parties”) and RiverNorth Capital Management, LLC (“RNCM”), RiverNorth Capital Partners, L.P. (“RNCP”) and RiverNorth Institutional Partners, L.P. (“RNIP” and, together with RNCM, RNCP and RNIP the “RiverNorth Parties”).

WHEREAS, the RiverNorth Parties and their affiliates (together, “RiverNorth”) are substantial holders of auction rate preferred shares issued by the Fund (the “ARPS”), a closed-end investment company registered under the Investment Company Act of 1940 for which JPMIM currently serves as investment adviser;

WHEREAS, the RiverNorth Parties have engaged in discussions with the Fund Parties regarding the RiverNorth Parties’ proposal that the Fund pursue liquidity alternatives for the outstanding ARPS of the Fund, including a proposal that the Fund conduct an issuer tender offer for the ARPS, and in that connection entered into a confidentiality agreement dated May 27, 2015, as amended from time to time (the “Confidentiality Agreement”), regarding confidentiality obligations with respect to the discussions (together, the “Discussions”);

WHEREAS, the parties wish to resolve various matters associated with the Discussions and RiverNorth’s holdings of the ARPS.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Tender Offer.

Subject to satisfaction of Section 2(a) below, the Fund Parties agree to commence, not later than March 11, 2016, a tender offer by the Fund for 100% of its issued and outstanding ARPS at a price equal to 95.5% of the $25,000 per share liquidation preference of the ARPS (i.e., a tender offer of $23,875 per ARPS share), scheduled to expire as of the close of the New York Stock Exchange on the 20th business day following commencement (such date, as it may be extended in accordance with the terms of the Tender Offer, the “Expiration Date”), subject only to substantially the same conditions as are set forth in Appendix A hereto (the “Tender Offer”). The Fund hereby agrees that if, as of the Expiration Date of the Tender Offer, all of such conditions are satisfied or in its sole discretion, waived, it shall accept for payment all ARPS properly tendered pursuant to the Tender Offer.

2. Agreements and Obligations of the RiverNorth Parties.

The RiverNorth Parties hereby agree and undertake that:

(a) If the Tender Offer is conducted by the Fund, RiverNorth shall tender one-hundred percent (100%) of its holdings in ARPS of the Fund, such that RiverNorth would have no holdings in the ARPS following completion of the Tender Offer.

(b) The RiverNorth Parties shall, for a period of three (3) years from and after the date that the Tender Offer is completed, (i) refrain from directly or indirectly purchasing any ARPS of the Fund, (ii) refrain from directly or indirectly making or supporting any shareholder proposals concerning the Fund including, without limitation, any nomination of a candidate for Director of the Board of Directors of the Fund (the “Board”), (iii) vote in accordance with the Board’s and management’s recommendations on any matters affecting the Fund to the extent deemed consistent with the RiverNorth Parties’ contractual obligations to their clients and not inconsistent with their fiduciary duties, (iv) refrain from directly or indirectly soliciting or encouraging others to vote against the Board’s and management’s recommendations on any matters affecting the Fund; and (v) refrain from directly or indirectly proposing, or making any filing with respect to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving the Fund, including, without limitation, a merger, tender or exchange offer, open-ending, share repurchase or liquidation of the Fund’s assets.

(c) The RiverNorth Parties shall, for a period of three (3) years from and after the date that the Tender Offer is completed, (i) refrain from directly or indirectly making or supporting any shareholder proposals concerning any other existing or future registered investment company advised, sub-advised, distributed or sponsored by JPMIM or their affiliates (“Other JPMIM Funds”) including, without limitation, any nomination of a candidate for trustee or director of the Other JPMIM Funds, (ii) vote in accordance with the applicable board of trustees/directors’ (or similar body, a “board”) and management’s recommendations on any matters affecting Other JPMIM Funds to the extent deemed consistent with the RiverNorth Parties’ contractual obligations to their clients and not inconsistent with their fiduciary duties, (iii) refrain from directly or indirectly soliciting or encouraging others to vote against the applicable board’s and management’s recommendations on any matters affecting Other JPMIM Funds; and (iv) refrain from directly or indirectly proposing, or making any filing with respect to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving Other JPMIM Funds, including, without limitation, a merger, tender or exchange offer, open-ending, share repurchase or liquidation of the assets of Other JPMIM Funds.

3. Release of Any Claims; Covenants Not to Sue.

(a) Subject to and upon completion of the Tender Offer, each of the RiverNorth Parties, on behalf of itself, its heirs, beneficiaries, administrators, personal representatives, successors, assigns, parents, subsidiaries, shareholders, affiliates, and predecessors, as applicable, in exchange for the agreements and other consideration in this Agreement, (i) does hereby compromise, settle, and absolutely, unconditionally, and fully release and forever discharge each of the Fund Parties and their current and former respective successors, subsidiaries, affiliates, employees, officers, directors, trustees, managers, investors and shareholders, and each of their respective attorneys, administrators, personal representatives, insurers and assigns (together, the “Released Fund Parties”) of and from any and all claims, demands, debts, liens, obligations, fees and expenses, harm, injuries, liabilities, cause or causes of action, whether known or unknown, claimed or alleged, asserted or unasserted, either at law or in equity, whether statutory, in contract or in tort, of any kind or character which it has, or owns, or may now or in the future have or own for any claims arising out of or relating in any way to the Discussions, the Tender Offer or RiverNorth’s acquisition of, transactions in, ownership of or holdings in the ARPS and (ii) acknowledges and agrees that it will not now or in the future bring any claim, action, lawsuit, arbitration proceeding or other form of action against any of the Released Fund Parties, directly or indirectly, arising out of or in any way connected with any claim or potential claim released under this Agreement as referenced in sub-paragraph 3(a)(i) above, and that this Agreement is a bar to any such claim, action, lawsuit, proceeding or other form of action.

(b) Subject to and upon completion of the Tender Offer, each of the Fund Parties, on behalf of itself, its heirs, beneficiaries, administrators, personal representatives, successors, assigns, parents, subsidiaries, shareholders, affiliates, and predecessors, as applicable, in exchange for the agreements and other consideration in this Agreement, (i) does hereby compromise, settle, and absolutely, unconditionally, and fully release and forever discharge each of the RiverNorth Parties and their current and former respective successors, subsidiaries, affiliates, employees, officers, directors, trustees, managers, investors and shareholders, and each of their respective attorneys, administrators, personal representatives, insurers and assigns (together, the “Released RiverNorth Parties”) of and from any and all claims, demands, debts, liens, obligations, fees and expenses, harm, injuries, liabilities, cause or causes of action, whether known or unknown, claimed or alleged, asserted or unasserted, either at law or in equity, whether statutory, in contract or in tort, of any kind or character which it has, or owns, or may now or in the future have or own for any claims arising out of or relating in any way to the Discussions, the Tender Offer or RiverNorth’s acquisition of, transactions in, ownership of or holdings in the ARPS and (ii) acknowledges and agrees that it will not now or in the future bring any claim, action, lawsuit, arbitration proceeding or other form of action against any of the Released RiverNorth Parties, directly or indirectly, arising out of or in any way connected with any claim or potential claim released under this Agreement as referenced in sub-paragraph 3(b)(i) above, and that this Agreement is a bar to any such claim, action, lawsuit, proceeding or other form of action.

(c) The RiverNorth Parties and the Fund Parties acknowledge and agree that the releases and covenants provided in this Section 3 are in no way an admission or acknowledgment of any liabilities, claims or causes of action that one party may have against the other.

(d) Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 3(a) and Section 3(b) shall not be deemed to preclude any claim by any party hereto alleging a breach of the terms of this Agreement.

4. No Disparagement.

For a period of three (3) years from and after the date of this Agreement, the RiverNorth Parties, on the one hand, and the Fund Parties, on the other hand, shall refrain from directly or indirectly disparaging, impugning, or taking any action reasonably likely to damage the reputation of the other party or its employees or affiliates or the current and former Directors or officers of the Fund with respect to the subject matter of the Discussions, the Tender Offer or RiverNorth’s holdings in the ARPS, including relating to prior discussions, actions and communications regarding leverage alternatives, prior litigation and related outcomes (including involving Other JPMIM Funds), the subject matter of proxy contests (including involving Other JPMIM Funds), and Fund governance, management, performance, compliance and related topics. The foregoing shall not apply to any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

5. Injunctive Relief.

Each party acknowledges that a breach of its obligations under this Agreement may result in irreparable harm to the other party for which monetary damages will not be sufficient. Each party hereto agrees that, in the event of a breach or threatened breach by the other party of its obligations under this Agreement, the non-breaching party shall be entitled, in addition to its other rights and remedies hereunder or at law, to injunctive or other equitable relief, and such further relief as may be proper from a court of competent jurisdiction, including specific performance of the obligations set forth in Section 2 of this Agreement.

6. Confidentiality.

The RiverNorth Parties and the Fund Parties hereby agree to and do hereby extend the term of the Confidentiality Agreement and their respective obligations thereunder, until the first to occur of (i) the commencement of the Tender Offer; (ii) the public disclosure of this Agreement or (iii) two years from the date hereof, in the event the Tender Offer is not commenced provided that the Fund Parties may disclose the subject matter of the Tender Offer to third parties, including to other holders of the ARPS and to service providers and agents who may be engaged to assist in conducting the Tender Offer, before the Tender Offer is publicly announced. For the avoidance of doubt, the RiverNorth Parties acknowledge that the Fund will be required to file a copy of this Agreement with its Form TO filings in connection with the Tender Offer.

7. Term.

This Agreement shall terminate on the earlier of (i) March 11, 2016, if the Fund has not on or before that date commenced the Tender Offer and (ii) the close of the New York Stock Exchange on the business day next following the Expiration Date, if the Funds have not accepted validly tendered ARPS for purchase pursuant to the Tender Offer by such time. In the case of termination of this Agreement pursuant to Section 7(i) and Section 7(ii), all provisions of this Agreement shall terminate and have no further force or effect upon such termination, except that the confidentiality obligations of the parties under Section 6 hereof and the Confidentiality Agreement shall survive the termination of this Agreement for the period set forth in Section 6 hereof. In the case of the completion of the Tender Offer the obligations of the parties under Sections 2(b), 2(c) 3, 4, 5, 7 and 9 hereof shall survive the termination of this Agreement.

8. Financing Efforts.

The Fund hereby agrees to use commercially reasonable efforts to enter into the credit facility necessary to satisfy the Financing Condition (as defined in the Offer to Purchase accompanying the Tender Offer), which is a material condition to the Tender Offer (the “Credit Facility”) as soon as practicable following the date hereof. The Credit Facility shall provide the Fund with financing sufficient for the payment in full of all consideration payable in the event that all of the holders of the ARPS tender their ARPS and the payment of all costs and fees to be borne by the Fund in connection with the Tender Offer.

9. Miscellaneous.

(a) Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by e-mail or other electronic communication, or by a nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:

If to a RiverNorth Party:	RiverNorth Capital Management, LLC

325 North LaSalle Street, Suite 645

Chicago, Illinois 60654

Attn:

E-mail:

If to JPMIM:	J.P. Morgan Investment Management Inc.

270 Park Avenue

New York, New York 10017

Attn:

E-mail:

If to the Fund:	Pacholder High Yield Fund, Inc.

270 Park Avenue

New York, New York 10017

Attn:

E-mail:

(b) No Assignment. No Party shall assign this Agreement or its rights hereunder without the express written consent of the other parties.

(c) Agreement Separable. If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein.

(d) Counterparts. This Agreement may be executed in any number of counterparts, each of which will, for all purposes, be deemed to be an original. Facsimile or electronic signatures shall have the same force and effect as executed originals.

(e) Governing Law. This Agreement is governed by the laws of the State of New York, without regard to the principles of conflicts of laws or choice of laws of any state or commonwealth. Each party submits to the exclusive jurisdiction of, and acknowledges the propriety of venue in the United States District Court for the Southern District of New York sitting in New York County, New York, and its appellate courts, as well as any Courts of the State of New York sitting in New York County, New York, and the appellate courts thereof. To the extent not prohibited by applicable law that cannot be waived, the parties hereby waive, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any action arising in whole or in part under or in connection with this Agreement, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. The parties agree that any of them may file a copy of this Section 8(e) with any court as written evidence of the knowing, voluntary and bargained-for agreement between the parties each irrevocably to waive its right to trial by jury in any proceeding whatsoever between them relating to this Agreement, which will instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

(f) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein, and there are no other covenants, agreements, promises, terms and provisions, conditions, undertakings or understandings, either oral or written, between them other than those herein set forth. No subsequent alteration, amendment, change, deletion or addition to this Agreement shall be binding upon the parties unless in writing and signed by the parties.

(g) Further Assurances. Each party covenants, on behalf of itself and its successors and assigns, to take all actions and do all things, and to promptly and duly execute, acknowledge and deliver any and all such further instruments and documents necessary or proper to achieve the purposes and objectives of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, and each party represents and acknowledges that it possesses the requisite authority to execute this Agreement.

PACHOLDER HIGH YIELD FUND, INC.

By:	/s/ Laura Del Prato
Name: Laura Del Prato
Title: Treasurer and Principal Financial Officer

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Laura Del Prato
Name: Laura Del Prato
Title: Managing Director

RIVERNORTH CAPITAL MANAGEMENT, LLC

By:	/s/ Marc Collins
Name: Marc Collins
Title: General Counsel and CCO

RIVERNORTH CAPITAL PARTNERS, L.P.

By:	/s/ Marc Collins
Name: Marc Collins
Title: General Counsel and CCO

RIVERNORTH INSTITUTIONAL PARTNERS, L.P.

By:	/s/ Marc Collins
Name: Marc Collins
Title: General Counsel and CCO

APPENDIX A

TENDER OFFER CONDITIONS:

It is a condition to the Tender Offer that the Fund will not accept tenders or effect repurchases, unless otherwise determined by the Fund’s Board, if: (1) there have been validly tendered and not withdrawn prior to the expiration of the Tender Offer that number of Preferred Shares which represent less than 80% of the Fund’s outstanding Preferred Shares; (2) the Financing Condition (as defined in the Offer to Purchase accompanying the Tender Offer) has not been satisfied or waived; (3) such transactions, if consummated, would (a) result in delisting of the Fund’s common shares from the New York Stock Exchange; (b) impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986 (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (c) result in a liquidation of the Fund or a mandatory redemption due to the failure of the Fund to comply with the applicable maintenance amount or asset coverage requirements in the event any senior securities are issued and outstanding; (4) there shall be instituted or pending before any governmental entity or court any action, proceeding, application or claim, or any judgment, order or injunction sought, or any other action taken by any person or entity, which (a) restrains, prohibits or materially delays the making or consummation of the Tender Offer; (b) challenges the acquisition by the Fund of the ARPS pursuant to the Tender Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Tender Offer; (c) seeks to obtain any material amount of damages in connection with the Tender Offer; or (d) otherwise directly or indirectly materially adversely affects the Tender Offer or the Fund; (5) there is any (a) suspension of or limitation on prices for trading securities generally on the New York Stock Exchange or other national securities exchange(s); (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; or (c) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; or (6) the Board determines that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or holders of its Preferred Shares.